Exhibit (h)(6)

MASTER ADMINISTRATION AGREEMENT

AGREEMENT (this “Agreement”) dated as of November 1, 2017 between each of the Value Line funds set forth on Schedule I to this Agreement (each, a “Fund”) and EULAV Asset Management, a Delaware statutory trust (“EAM”).

WHEREAS, each Fund and EAM are parties to an investment advisory agreement, dated as of December 23, 2010 (the “Advisory Agreements”), pursuant to which EAM serves as each Fund’s investment adviser and is also obligated to provide, or arrange for the provision of, certain administrative services for each Fund (as set forth in Section 1(a) of this Agreement, the “Administrative Services”) in consideration for the management fee payable by the applicable Fund to EAM thereunder; and

WHEREAS, each Fund and EAM desire that the requirement that EAM provide, or arrange for the provision of, the Administrative Services and the portion of management fee attributable therefore be set forth in this Agreement rather than be set forth in the Advisory Agreements, and each Fund’s Advisory Agreement has been appropriately amended (including by reducing the management fee payable thereunder by the amount of the fee payable under this Agreement), in accordance with positions of the staff of the Securities and Exchange Commission;

NOW, THEREFORE, in consideration for the mutual promises made herein, the parties hereby agree as follows:

1.	ADMINISTRATIVE SERVICES.

(a)	EAM agrees during the term of this Agreement to furnish, or caused to be furnished, to each Fund all administrative services, office space, equipment, and administrative, bookkeeping and clerical personnel necessary for managing the affairs of the Fund. EAM also agrees during the term of this Agreement to provide persons satisfactory to each Fund’s Board of Trustees/Directors (the “Board”) to act as officers and employees of the Fund and shall pay the salaries and wages of all officers and employees of the Fund who are also officers and employees of EAM or of an “affiliated person” (as defined in the 1940 Act) of EAM other than the Fund. In addition to the foregoing, EAM also agrees during the term of this Agreement to furnish, or cause to be furnished, fund accounting services solely with respect to Value Line Asset Allocation Fund, Inc. and Value Line Small Cap Opportunities Fund, Inc. EAM shall furnish, or cause to be furnished, the Administrative Services at no less than the level at which such Administrative Services were previously provided under the Advisory Agreements.

(b)	Notwithstanding Section 1(a), each Fund (and not EAM) shall bear the costs of any person (regardless of whether such person is an officer or employee of EAM or an affiliated person) that serves as the Fund’s chief compliance officer.

(c)	Further notwithstanding Section 1(a), a Fund’s Board (including a majority of the trustees or directors who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”)) and EAM may in the future agree (but shall not be obligated to so agree) that the costs of any person serving in any capacity for the Fund that is mandated by any change in applicable law after the date of this Agreement (other than as the Fund’s chief compliance officer which is addressed in Section 1(b) above) will be borne by Fund.

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(d)	In the performance of its duties hereunder, EAM is and will be an independent contractor and unless otherwise expressly provided or authorized will have no authority to act for or represent any Fund in any way or otherwise be deemed to be an agent of any Fund.

2.           DELEGATION. EAM may, in its reasonable discretion, provide all or a portion of the Administrative Services itself or may, at its own expense, engage the services of other persons to provide all or a portion of the Administrative Services; provided that EAM shall use reasonable care in appointing any agent (in which case, for the avoidance of doubt, the provisions in this Agreement with respect to limitation of EAM’s liability shall apply). In such respect it is hereby recognized that EAM, State Street Bank and Trust Company (“State Street”), the Funds and other funds that are part of the Value Line group of funds are parties to an administration agreement (as amended) pursuant to which State Street provides services (including Administrative Services) to the Funds, and that EAM pays the fees and expenses of State Street thereunder to the extent related to Administrative Services provided to the Funds.

3.           EXPENSES OF THE FUNDS NOT PAID BY EAM. EAM shall not be required to pay any expenses of any Fund which this Agreement, the Advisory Agreement or any other agreement to which EAM is a party does not expressly state will be payable by EAM.

4.           COMPENSATION OF EAM.

(a)        Each Fund will, severally and not jointly, pay to EAM, as compensation for services and expenses assumed hereunder, a fee as set forth in Schedule II hereto. Administrative fees payable hereunder will be computed daily and paid monthly in arrears. If this Agreement is effective with respect to a Fund subsequent to the first day of the month, or if this Agreement is terminated with respect to a Fund, the administrative fee provided will be computed on the basis of the number of days in the month for which this Agreement is in effect with respect to the Fund, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. Notwithstanding the foregoing, EAM may from time to time agree with any Fund to waive all or a portion of its administrative fee with respect to the Fund.

(b)        In the event that the total expenses of a Fund, excluding interest, taxes, brokerage commissions and extraordinary expenses, exceeds in any fiscal year the lowest applicable percentage limitation prescribed by any state in which shares of the Fund are sold, the aggregate amount of the administration fee payable by the Fund to EAM hereunder and the advisory fee payable by the Fund to EAM under the Fund’s Advisory Agreement shall be reduced by the amount of such excess.

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5.           OTHER ACTIVITIES OF EAM AND ITS AFFILIATES. Nothing herein contained will prevent EAM or any of its affiliates, directors, trustees, employees, or associates from engaging in any other business or from acting as investment adviser, investment manager, administrator or in any other capacity for any other person or entity, whether or not having investment policies or a portfolio similar to any Fund. It is specifically understood that officers, directors, trustees and employees of EAM and its affiliates may engage in providing portfolio management services and advice and administrative services to other clients of EAM or of its affiliates.

6.             NO PARTNERSHIP OR JOINT VENTURE. No Fund and EAM are partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on any of them.

7.             LIMITATION OF LIABILITY OF EAM. Neither EAM nor any director, trustee, employee or shareholder of EAM will be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on EAM’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7 shall not be construed so as to relieve (or attempt to relieve) EAM of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7 to the fullest extent permitted by law.

8.             DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement will remain in effect with respect to each Fund until the first anniversary of the date of this Agreement and from year to year thereafter, but only so long as each such continuance is specifically approved at least annually by the Fund’s Board, including by at least a majority of the Independent Trustees. This Agreement is terminable with respect to a Fund without penalty by the Fund’s Board on not more than 60 days’ nor less than 30 days’ written notice to EAM, or by EAM upon not less than 60 days’ written notice to the Fund and will be terminated upon the mutual written consent of EAM and the Fund. Termination of this Agreement with respect to a Fund will not be deemed to terminate or otherwise invalidate any provisions of this Agreement with any other Fund or any Fund’s Advisory Agreement or any other contract between EAM and any Fund.

9.             AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought, including in the case of a Fund by a majority of the Fund’s Independent Trustees. It shall be EAM’s responsibility to furnish to each Fund’s Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Sections 8 or 9 hereof.

10.          MISCELLANEOUS.

(a)	The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement is entered into as a master agreement with respect to all the Funds solely as a matter of convenience; however, this Agreement is several and not joint by and among the Funds, and no Fund shall have any liability whatsoever with respect to the obligations of any other Fund. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For each Fund organized as Massachusetts business trust, the Fund’s name is the designation of the trustees under the Fund’s Declaration of Trust, and the obligations of a Fund are not personally binding upon, nor will resort be had to the private property of, any of the trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property shall be bound.

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(b)	For the purposes of this Agreement, a Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the term “1940 Act” shall mean the Investment Company Act of 1940 including any rule, regulation or applicable exemptive order of the Securities and Exchange Commission thereunder and interpretive guidance with respect to the 1940 Act by the Securities and Exchange Commission or its staff.

11.           GOVERNING LAW. To the extent not governed by applicable federal law, including the 1940 Act, this Agreement shall be governed by the substantive law of the State of New York.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Each of the FUNDS set
forth on Schedule I hereto:

By: __________________________

Name:  Mitchell E. Appel

Title:    President and Chief Executive Officer

EULAV ASSET MANAGEMENT

By: __________________________

Name:  Mitchell E. Appel

Title:    Chief Executive Officer

SCHEDULE I

Funds

1.	Value Line Asset Allocation Fund, Inc.
2.	Value Line Centurion Fund, Inc.
3.	Value Line Core Bond Fund
4.	Value Line Income and Growth Fund, Inc.
5.	Value Line Larger Companies Focused Fund, Inc.
6.	Value Line Mid Cap Focused Fund, Inc.
7.	Value Line Premier Growth, Inc.
8.	Value Line Small Cap Opportunities Fund, Inc.
9.	Value Line Strategic Asset Management Trust
10.	The Value Line Tax Exempt Fund, Inc.

SCHEDULE II

Annual Administrative Fee Rate as a Percentage of

Average Daily Net Asset Value

Fund	Fee Rate
Value Line Asset Allocation Fund, Inc.	.01%
Value Line Centurion Fund, Inc.	.05%
Value Line Core Bond Fund	.11%
Value Line Income and Growth Fund, Inc.	.02%
Value Line Larger Companies Focused Fund, Inc.	.03%
Value Line Mid Cap Focused Fund, Inc.	.04%
Value Line Premier Growth, Inc.	.02%
Value Line Small Cap Opportunities Fund, Inc.	.01%
Value Line Strategic Asset Management Trust	.02%
The Value Line Tax Exempt Fund, Inc.	.11%